REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING
FIRM
ON INTERNAL CONTROL REQUIRED UNDER FORM N-SAR


To the Trustees and Shareholders of
   The Community Reinvestment Act Qualified
Investment Fund


In planning and performing our audit of the financial statements of The Community Reinvestment
Act Qualified Investment Fund (the Fund) as of and for the year ended May 31, 2012, in accordance with the standards of the Public Company
Accounting Oversight Board (United States), we considered the Funds internal control over financial reporting (internal control), including controls over safeguarding securities, as a basis for designing audit procedures for the purpose of expressing an opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of the Funds internal control. Accordingly, we express no such opinion.

Management of the Fund is responsible for establishing and maintaining effective internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. An entitys internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. An entitys internal control includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the entity; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the entity are being made only in accordance with authorizations of management and trustees of the entity; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the entitys assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control may not prevent or detect misstatements.
Also projections of any evaluation of
effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or the degree of compliance with policies and procedures may deteriorate.

A deficiency in internal control exists when the design or operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A material weakness is a deficiency, or combination of deficiencies, in internal control, such that there is a reasonable possibility that a material misstatement of the Funds annual or interim financial statements will not be prevented or detected on a timely basis.

Our consideration of the Funds internal control was for the limited purpose described in the first paragraph and would not necessarily identify all deficiencies in internal control that might be material weaknesses under standards established by the Public Company Accounting Oversight Board
(United States). Given these limitations during our audit, we did not identify any deficiencies in the Funds internal control, including controls over safeguarding securities that we consider to be material weaknesses as of May 31, 2012.
However, material weaknesses may exist that were not identified.

This report is intended solely for the information and use of management, the Board of Trustees of The Community Reinvestment Act Qualified
Investment Fund and the U.S. Securities and
Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.




/s/ Grant Thornton LLP


New York, New York
July 26, 2012